Exhibit 10(a)

DIRECTORS’ DEFERRED COMPENSATION PLAN

ARTICLE I - Definitions

1.1 “Plan” means the Directors’ Deferred Compensation Plan of Bank of Raleigh, as described in this instrument, effective January, 1987, and thereafter.

1.2 “Bank” means Bank of Raleigh, a West Virginia corporation, or a successor corporation thereafter.

1.3 “Committee” means the Committee, if any, appointed to administer the Plan as and to the extent provided in Article 2.13.

1.4 “Director” means a Director of the Bank or of any division, subsidiary or affiliate of the Bank who is eligible to become a participant in the Plan under the eligibility requirements then in effect as established by the Committee pursuant to Article 2.13.

1.5 “Fiscal Year” means the fiscal year of the Bank as established from time to time.

1.6 “Participant” means a person who is selected to participate in the Plan and has executed the Adoption Agreement as required by Paragraph 2.7 hereof.

1.7 “Deferred Compensation” means the portion of a participant’s compensation for any fiscal year, or part thereof, that has been deferred pursuant to the Plan.

1.8 “Termination of Service” or similar expression means the termination of the participant as a Director of the Bank or any division, subsidiary or affiliate thereof. Total disability, whether temporary or permanent, as defined herein, shall not be considered termination of service, however, the deferral amount as stated in Paragraph H of the Adoption Agreement shall be terminated at time of disability, provided the participant does not continue to receive Director’s fees.

1.9 “Total Disability” whether temporary or permanent as used herein shall mean disability resulting from bodily injury provided same is not self-inflicted or disease that prevents a Participant from engaging in any occupation for compensation or profit which disability has existed continuously for at least six months.

1.10 “Normal Retirement Date” for each participant shall be the date set forth as the Participant’s Normal Retirement Date in Section E of the Adoption Agreement executed by Participant and Bank, an unexecuted copy of which is attached hereto as Exhibit I.

ARTICLE II

2.1 Each Director of the Bank or of any division, subsidiary or affiliate of the Bank selected to participate in the Plan may have a portion of his Directors’ fees to be received by him deferred in accordance with the terms and conditions of the Plan. The amount of such fees that may be so deferred shall not exceed the amount indicated in Paragraph H of the Adoption Agreement attached hereto as Exhibit I (“Adoption Agreement”).

2.2 Continued Service. (a) Each Director in the Plan shall continue as a Director of the Bank under terms mutually agreed upon between the Bank and the Participant, from time to time, until the Participant reaches his Normal Retirement Date or until such date as may be mutually agreed upon, or until his prior death or total and permanent disability, as herein defined, or until consent of the Bank to his early retirement. Any payments under this Plan shall be independent of, and in addition to, those under any other Plan, program or agreement which may be in effect between the Bank and the Participant. This Plan and the Adoption Agreement attached hereto as Exhibit “I” shall not be construed as a contract of employment, nor do either restrict the right of the shareholders of the Bank to remove the Participant as a director, or the right of the Participant to resign as a Director. (b) In the event of total disability resulting in the participant terminating as a Director of the Board, the participant will receive benefits in accordance with the provisions for early termination.

2.3 Pre-Retirement Death Benefits. (a) If a Participant dies before his normal retirement date as specified in Paragraph F of the Adoption Agreement, while serving as a Director of the Bank, the Bank will pay to his beneficiary the monthly benefit stated in Paragraph F of the Adoption Agreement. (b) If a Participant resigns as a Director of the Bank before his Normal Retirement Date for any reason except retirement, no death benefit shall be payable unless he has completed two (2) years of participation in the Plan. (c) If the Participant who resigns has completed two (2) or more years participation in the Plan and dies prior to his normal Retirement Date, the Participant’s beneficiary(ies) will receive a monthly benefit for a total of 180 months. The amount of such benefit will be equal to a pro-rata portion of the pre-retirement Death Benefit based on the formula contained in the Article 2.6 hereof. In no event will this stated pre-retirement death benefit be greater than that specified in paragraph F of the Adoption Agreement.

All payments to be made pursuant to this Article 2.3 shall commence 30 days following the death of the Participant.

2.4 Post Retirement Death and Income Benefits. Upon a Participant attaining his Normal Retirement Date, whether or not he then retires, the Bank will pay him the monthly benefits stated in Paragraph G of the Adoption Agreement. Payments hereunder shall commence the month following his Normal Retirement Date.

If the Participant dies prior to receiving 180 monthly payments in the amount specified in Paragraph G of the Adoption Agreement, the Participant’s Beneficiary shall continue to receive such monthly payments in a like amount until the benefits provided for therein have been paid in full. If such Participant has received at least 180 monthly payments in the amount specified in Paragraph G of the Adoption Agreement prior to such Participant’s death, no further benefits shall be due hereunder.

2.5 Suicide. Notwithstanding any other provisions of this Plan, no benefits shall be payable hereunder to a Participant’s beneficiary if the Participant’s death occurs as a result of a suicide, while sane or insane, within two years after (i) the date of said Participant’s execution of the Adoption Agreement and/or (ii) the date of any subsequent change in the Benefits for said Participant.

2.6 Early Termination. If the Participant’s service as a Director of the Bank is terminated for reasons other than death or total and permanent disability prior to his Normal Retirement Date, with or without cause or voluntarily or involuntarily, and if the Participant’s termination was not due to fraudulent or dishonest conduct by the Participant, and if the Participant had not completed at least two (2) years participation in the Plan, the Bank shall return to the Participant all amounts of his Directors’ fees which were deferred, if any, as a result of his participation in this Plan and such Participant shall not be entitled to receive any benefits under the Plan.

If termination as a Director of the Bank occurs after a Participant has completed two (2) years of participation in the Plan, and if he is then living, the Participant shall at his normal Retirement Date receive a pro-rata portion of the post-retirement benefits provided for in Paragraph G of the Adoption Agreement determined as follows:

Years served on the Board of Bank after effective date of the Plan. (Rounded to the nearest whole year)
Divided by	X	Post Retirement Benefit stated in Paragraph G of the Adoption Agreement

Years Director would have been on the Board of the Bank after the effective date of the Plan if he had continued to serve on the Board until his Normal Retirement Date. (Rounded to the nearest whole year)

Payments due hereunder shall commence the month following his Normal Retirement Date.

2.7 Requirements for Participants. In order to participate herein, the Directors of the Bank selected to participate by the Bank shall execute an Adoption Agreement, in the form attached hereto as Exhibit “I”.

2.8 Beneficiary. Each Participant shall have the right to designate a Primary and Contingent Beneficiary entitled to receive the benefits payable upon death on behalf of such Participant under the provisions of this Plan. The Participant may change or revoke such designation in writing.

2.9 Unfunded Plan. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Bank by reason of any amounts due him hereunder, nor any right to receive any distribution under the Plan except as and to the extent expressly provided in the Plan. Nothing in the Plan shall be deemed to give any subsidiary or affiliate of the Bank rights to participate in the Plan, except in accordance with the provisions of the Plan. All benefits provided for hereunder and all other amounts deferred hereunder are completely unsecured and are payable only out of the general assets of the Bank. The Bank shall be under no obligation whatsoever to purchase or maintain any life insurance policy or annuity contract or in any other manner provide the benefits or fund its obligations under this Plan.

2.10 Non-assignability. Neither the Participant nor the Participant’s spouse, nor their heirs or legatees shall have any right to commute, encumber or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

2.11 Rights of Rank to Terminate The Plan. The Bank shall have the right to terminate this Plan at any time. If the Plan is terminated, a Participant with less than two (2) years participation in the Plan shall receive a payment equal to the total compensation deferred by the Participant, if any, because of his participation in the Plan. If the Plan is terminated, a Participant with two (2) years or more participation in the Plan shall receive future benefits in the same manner and amount as he would have received had he terminated his service as a director on the date the plan is terminated. Anything herein to the contrary notwithstanding, should the Bank elect to terminate the Plan, it shall be obligated to continue to pay all benefits provided for hereunder to all Participants or their beneficiaries, as the case may be, who have died or retired and who have become entitled to receive same in accordance with terms of the Plan.

2.12 Relation to Other Plans. Any benefits payable under this Plan shall not be deemed compensation to any Participant for the purpose of computing benefits to which he may be entitled under any pension or profit-sharing plan or other similar plan or arrangement of the Bank for the Benefit of its Participants.

2.13 Administration. The Board of Directors of the Bank shall have full power and authority to administer this Plan or at its election it may delegate such authority to a committee made up of three (3) members of the Bank’s Board of Directors. No member of the Board shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own willful misconduct or lack of good faith. The Directors shall, from time to time, establish eligibility requirements for participation in the Plan and rules for the Administration of the Plan that are not inconsistent with the provisions of the Plan.

2.14 Amendment. The Board of Directors of the Bank reserves the right to amend this Plan in such manner as it in its sole discretion may deem necessary and proper.

2.15 Law Governing. This Plan shall be construed in accordance with and governed by the laws of the State of West Virginia.

2.16 Facility of Payment. Payment hereunder to the Participant or his or her beneficiary pursuant to this Plan shall fully discharge the Bank from all claims or liabilities with respect to such payments unless, before such payment is made, the Bank has received at its principal place of business written notice by or on behalf of some other persons who claims to be entitled to such payments or some part thereof. In the event the Participant is deceased and a Court of competent jurisdiction has entered a final order with respect to his or her estate, payment of such money, or portions thereof, if any be due, pursuant to the terms of the judgment shall likewise fully protect the Bank making such payment unless, before such payment is made, written notice of a claim or adverse claim received in the manner provided above.

2.17 Effect of Merger, Etc. The Bank shall not merge, consolidate, or combine with any other business entity unless and until the succeeding or continuing Bank expressly assumes and confirms the duties and obligations of the Bank under this Plan.

EXHIBIT I

ADOPTION AGREEMENT

DIRECTORS’ DEFERRED COMPENSATION PLAN

A. I,                     , a Director of Bank of Raleigh, (the “Bank”) acknowledge that I have been furnished with a copy of the Directors’ Deferred Compensation Plan of the Bank of Raleigh (the “Plan”) and that I have been selected for participation therein.

B. I hereby adopt the plan and agree to be bound by all of its provisions as it now exists or may hereafter be amended.

C. My beneficiary(ies) is:

PRIMARY:

CONTINGENT:

D. I agree to take such physical examination and to supply truthfully and complete such information as may be required by the Bank.

E. My normal retirement date for purposes of the Plan is                     .

F. The amount of my pre-retirement death benefits payable under Paragraph 2.3(a) of the Plan is                      payable monthly for a total of 180 months.

(i)	The monthly Pre-Retirement Death Benefits will be increased by $ on each plan anniversary prior to my fifty-fifth (55th) birthday; thereafter, the monthly Pre-Retirement Death Benefit will be the same as my monthly Post-Retirement Benefit.

G. The amount of my post-retirement income benefits payable under Paragraph 2.4 of the Plan is                      payable monthly for 180 months.

H. In consideration of my participation in this plan, I agree to defer $                      per month from my Directors Fees until my normal retirement date which shall be applied as provided in the Plan to which this Adoption Agreement is attached.

I. This Adoption Agreement may be amended only by the written consent of the Bank and the Participant, except that Participant can change his beneficiary designation in writing at any time, as provided in Article 2.8 of the Plan.

J. The effective date for my enrollment for all purposes of the Directors’ Deferred Compensation Plan is the later of January 1, 1990 or the date the Bank puts this Plan into effect.